UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 28, 2012

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-15491	57-0923789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way
Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

(864) 963-6300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03                                       CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On August 28, 2012, KEMET Corporation (the “Company”) entered into an agreement, as amended on the same date (the “Agreement”), with an original equipment manufacturer (the “OEM”) pursuant to which the OEM agreed to prepay $24,000,000 to the Company (the “Advance Payment”).  The Advance Payment will be applied to future purchases by the OEM of capacitors (the “Goods”) from the Company made in connection with a statement of work and master purchase agreement between the OEM and the Company for the Goods.  The Agreement provides that on a monthly-basis starting eight months following the Company’s receipt of the Advance Payment, the Company will pay the OEM an amount equal to a percentage of the aggregate purchase price of the Goods sold to the OEM the preceding month, not to exceed $1,000,000 per month.  Pursuant to the terms of the Agreement, the percentage of the aggregate purchase price of Goods sold to the OEM that will be used to repay the Advance Payment will double, and the total amount to be repaid will not exceed $2,000,000 per month, in the event that (1) the OEM provides evidence that the price charged by the Company for a particular good during any prior quarter was equal to or greater than 110% of the price paid by the OEM or its affiliates for a third-party part qualified for the same product, and shipping in volume during such period, and (2) agreement cannot be reached between the OEM and the Company for a price adjustment during the current quarter which would bring the Company’s price within 110% of the third-party price.  Furthermore, if by the date falling thirty-two (32) months after the date of the Advance Payment, the OEM has not received repayment of the Advance Payment in full, the Company will on such date pay the balance of the Advance Payment as of such date.  Pursuant to the terms of the Agreement, the Company is required to deliver to the OEM an irrevocable standby letter of credit in the amount of $16,000,000 (the “Letter of Credit”).

The OEM may demand repayment of the entire balance of the Advance Payment then outstanding or draw upon the Letter of Credit if any of the following events occur while the Agreement is still in effect: (i) the Company commits a material breach of the Agreement, the statement of work or the master purchase agreement between the OEM and the Company; (ii) the Company’s credit rating issued by Standard & Poor’s Financial Services LLC or its successor or Moody’s Investors Services, Inc. or its successors drops below CCC+ or Caa1, respectively; (iii) the Company’s cash balance on the last day of any fiscal quarter is less than $60,000,000; (iv) the Letter of Credit has been terminated without being replaced prior to repayment of the Advance Payment amount; (v) the Company or substantially all of its assets are sold to a party other than a subsidiary of the Company; (vi) all or substantially all of the assets of a subsidiary of the Company, or any of the shares of such subsidiary, are sold, whose assets are used to develop and produce the Goods; (vii) the Company or any subsidiary which accounts for 20% or more of the Company’s consolidated total assets (“Company Entity”) applies for judicial or extra judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee in bankruptcy appointed by reason of its insolvency, or in the event of an involuntary bankruptcy action, liquidation proceeding, dissolution or similar proceeding is filed against a Company Entity and not dismissed within sixty (60) days.

The Agreement provides that when the balance of the Advance Payment amount has been reduced to nil and the period during which creditors of the Company, if any, may seek to attach the repayment funds paid to the OEM has expired, the OEM will notify the issuer of such Letter of Credit that the Letter of Credit shall be terminated.  In addition, the Company is entitled to repay to the OEM all or any portion of the Advance Payment balance at any time upon fifteen (15) days’ prior written notice to the OEM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 4, 2012

KEMET CORPORATION

By:	/s/ William M. Lowe, Jr.
William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer